Exhibit 10.1

NATIONAL CINEMEDIA, INC.

EXECUTIVE PERFORMANCE BONUS PLAN

1.	PURPOSE

The purpose of the National CineMedia, Inc. Executive Performance Bonus Plan is to create a financial incentive for executives to achieve targeted levels of corporate, financial and strategic performance. The Plan is intended to permit the payment of amounts that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

2.	DEFINITIONS

The following words as used in this Plan shall have the meanings ascribed to them below:

2.1 Affiliate means any corporation or other entity controlled by the Company, including without limitation, any subsidiary of the Company.

2.2 Base Salary means as to any Performance Period, 100% of the Participant’s annual rate of base salary on the last day of the Performance Period.

2.3 Board means the Board of Directors of National CineMedia, Inc.

2.4 Code means the Internal Revenue Code of 1986, as amended, and the regulations, interpretations, and administrative guidance issued thereunder.

2.5 Committee means the Compensation Committee or other Committee of the Board appointed by the Board in Section 7.1 to administer the Plan.

2.6 Company means National CineMedia, Inc., a Delaware corporation.

2.7 Cost Initiatives means the objective measures approved by the Committee that relate to capital expenditures and/or operating expenditures.

2.8 Determination Date means the latest possible date in which the Committee must pre-establish a Performance Goal for the compensation to qualify as performance-based compensation under Section 162(m) of the Code. Generally, no later than the earlier of (a) 90 days after the beginning of the Performance Period and (b) the first 25% of the portion of the Performance Period; provided, however, that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal or any other time as may be required for the compensation to qualify as performance-based compensation under Section 162(m) of the Code.

2.9 Disabled or Disability means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.10 Market Share means the objective measures approved by the Committee to determine the percentage of a market share or market segment with respect to one or more products or services.

2.11 Maximum Award means as to any Participant who is a covered employee for purposes of Section 162(m) of the Code, the amount set forth in Section 4.1.

2.12 Operating Income means the objective measures approved by the Committee that relate to operating income, including, but not limited to operating income before depreciation and amortization (OIBDA); earnings before interest and taxes (EBIT); and earnings before interest, taxes, depreciation and amortization (EBITDA).

2.13 Participant means each executive officer or other key employee of the Company or any Affiliate whom the Committee designates as a participant in the Plan for that Performance Period.

2.14 Performance Bonus Award means the actual amount, if any, payable under the Plan to a Participant for a Performance Period.

2.15 Performance Goals means the goals determined by the Committee in accordance with Sections 4.2 and 4.3, to be applicable to a Participant for that Performance Period.

2.16 Performance Period means the Year or Years (or portions thereof), as determined by the Committee, with respect to which the Performance Goals are set.

2.17 Plan means this National CineMedia, Inc. Executive Performance Bonus Plan.

2.18 Return on Capital means net income divided by invested capital.

2.19 Return on Equity means net income divided by “average stockholder equity.” Average stockholder equity means the sum of stockholder equity at the beginning of the Performance Period and stockholder equity at the end of the Performance Period, with such sum divided by two.

2.20 Target Award means the target award opportunity payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee.

2.21 Year means each fiscal year of the Company, as set forth in the Company’s books and records.

3.	PARTICIPATION

On or prior to the Determination Date for the Performance Period, the Committee will select the executives of the Company (and its Affiliates) who will be Participants for the Performance Period. The Committee may also designate as Participants one or more other employees (by name or position) for participation. Participation in the Plan is on a Performance Period by Performance Period basis.

4.	TARGET AWARDS AND PERFORMANCE GOALS

4.1 Target Award; Maximum Award. On or prior to the Determination Date, the Committee will establish, in writing, (a) the Target Award for each Participant for the Performance Period, (b) the Performance Goals and target levels that must be attained to be eligible for a Performance Bonus Award, and (c) the formula, matrix or other objective standard to be used in determining the Performance Bonus Award, if any, payable to each Participant. The Maximum Award payable under the Plan to any Participant who is determined to be a covered employee for purposes of Section 162(m) of the Code with respect to a Year shall be $3,000,000.

4.2 Performance Goals. The Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures as to any Performance Period: (a) cash flow, (b) Cost Initiatives, (c) debt ratios and other measures of credit quality or liquidity, (d) earnings, (e) earnings per share, (f) economic profit, (g) economic value added,

(h) enterprise value, (i) free cash flow, (j) margins (gross or net), (k) Market Share, (l) market value, (m) net income, (n) Operating Income, (o) return on assets, (p) Return on Capital, (q) Return on Equity, (r) return on investment, (s) revenue (gross or net), (t) stock price, (u) strategic objectives, and (v) total shareholder return.

4.3 Measurement of Performance Goals. Any Performance Goal used may be established and measured (a) in absolute terms, (b) in combination with another Performance Goal or Goals (for example, as a ratio or matrix), (c) in relative terms (for example, as compared to results for other periods, as compared to another company or companies, or an index or indices), (d) on a per-share or per-capita basis, (e) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (f) on a pre-tax or after-tax basis, and/or (g) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Prior to the Determination Date, the Committee will determine whether the attainment of the Performance Goal shall be measured by adjusting the evaluation of the attainment of the Performance Goal to exclude (i) any extraordinary or non-recurring items as described in the applicable accounting rules, (ii) the effect of any changes in accounting principles affecting the reported results of the Company or a business unit, (iii) mergers and acquisitions, or (iv) any other adjustment consistent with the requirements of Section 162(m) of the Code.

4.4 Effect of Mid-Year Commencement of Service. If an executive commences service, or is promoted to, or demoted from, a position as an eligible employee after the adoption of the Plan and the Performance Goals and target levels for the Performance Period, the Committee may designate the executive as a Participant for purposes of the Performance Period, provided, any Performance Bonus Award is proportionately adjusted based on the period of actual service as a Participant during the Performance Period; provided, that the amount of any Performance Bonus Award paid to such person shall not exceed that proportionate amount of the Target Award for such Participant.

4.5 Termination of Employment. Unless otherwise determined by the Committee, no Participant will be eligible for a Performance Bonus Award unless the Participant is employed by the Company (or its Affiliate) on the date of payment. Notwithstanding the foregoing, if the Participant terminates employment during or after a Performance Period, but prior to payment on account of his or her death or Disability, the Participant (or his or her estate) shall be paid a prorated award determined for the portion of the Performance Period actually worked by such Participant.

5.	CERTIFICATION AND PERFORMANCE BONUS AWARDS

5.1 Certification. Following the end of each Performance Period, the Committee shall certify in writing prior to payment of the compensation that the Performance Goals for the Performance Period and any other material terms were satisfied for each Participant.

5.2 Performance Bonus Awards. The amount of the Performance Bonus Award shall be determined by applying the formula, matrix or other standard adopted by the Committee in accordance with Section 4.1 to the level of actual performance certified by the Committee. The Performance Bonus Award for a Participant shall not exceed the Maximum Award amount. The Committee has the discretion to reduce or eliminate (but not increase) the amount of the Performance Bonus Award otherwise payable.

6.	PAYMENT OF AWARDS

6.1 Time of and Form of Payment. Performance Bonus Awards shall be payable after the end of the Performance Period within 30 days following the determination and certification by the Committee. The date of such payment shall occur no later than the 15th day of the third month following the later of: (a) the last day of the Company’s fiscal year in which the Performance Period ends or (b) the last day of the calendar year in which the Performance Period ends, in either case, in which the right to payment of the Performance Bonus Award is no longer subject to a substantial risk of forfeiture. Each Performance Bonus Award shall be paid in cash (or its equivalent) in a single lump sum payment.

6.2 Deferrals. The Committee may permit a Participant to defer receipt of the payment of a Performance Bonus Award that would otherwise be delivered to a Participant under the Plan. Any deferral elections shall be subject to such rules and procedures as shall be determined by the Committee and consistent with the requirements of Section 409A of the Code.

7.	ADMINISTRATION

7.1 Administrator. The members of the Committee shall be appointed from time to time by the Board. Subject to consultation and ratification by the Board, the Plan shall be administered by the Committee; provided, however, as required for qualified performance-based compensation under Section 162(m) of the Code, a Committee comprised solely of two or more “outside directors” shall have the authority to establish and administer the Performance Goals and to certify the level of attainment of the Performance Goals for Participants covered by Section 162(m).

7.2 Authority. The Committee shall have the duty to administer the Plan in accordance with its terms. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan, including, but not limited to, the power and authority to (a) determine the Participants and the terms and conditions of awards, (b) interpret the Plan and awards, (c) adopt such procedures and rules for the administration and interpretation of the Plan consistent with the Plan, and (d) interpret, amend or revoke such rules. The Committee may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company to the extent consistent with the requirements for qualified performance-based compensation under Section 162(m) of the Code.

7.3 Decisions Binding. All procedures, rules, determinations, interpretations and decisions of the Committee, the Board, and any delegate of the Committee pursuant to the terms of the Plan shall be final, binding, and conclusive on all persons for all purposes and shall be given the maximum deference permitted by law.

8.	GENERAL PROVISIONS

8.1 No Right to Continued Employment. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or to receive any amounts under this Plan.

8.2 No Transfer or Assignment of Benefits. A Participant shall have no right to assign or transfer any interest under this Plan.

8.3 Withholding. The Company shall have the right to withhold all applicable taxes (and any other required amounts) from any payment, including any federal, state, or local taxes.

8.4 Plan Unfunded. Amounts payable under the Plan shall be paid from the general assets of the Company. The rights of any Participant shall be only those of an unsecured general creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

8.5 Section 409A. This Plan and all awards payable hereunder are intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”) pursuant to the “short-term deferral” exemption, or in the alternative, will comply with the requirements of Section 409A so that none of the payments under the Plan will be subject to the additional tax imposed under Section 409A. The Plan shall be interpreted to the maximum extent possible to comply with Section 409A. Each payment under the Plan shall constitute a separate payment for purposes of Section 409A. The Company may, in good faith and without the consent of the Participant, make any amendments to this Plan and delay the payment of any amounts to comply with Section 409A. If the Participant is a specified employee on the date of his or her separation from service, solely to the extent required to comply with Section 409A, the date of payment will be delayed until the first business day following the six-month period following the Participant’s separation from service.

8.6 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Colorado, excluding its conflicts of laws provisions.

8.7 Amendment and Termination. The Board may amend, suspend or terminate the Plan at any time for any reason, except that no amendment will be effective without approval by the Company’s stockholders if such approval is necessary to qualify amounts payable hereunder as qualified performance-based compensation under Section 162(m) of the Code.

8.8 Clawback of Awards. Notwithstanding any other provision of this Plan to the contrary, any award granted or amount payable or paid under this Plan shall be subject to the terms of any compensation recoupment or clawback policy then applicable, if any, of the Company, to the extent the policy applies to such award or amount.

8.9 Stockholder Approval; Effective Date of the Plan; Term. The effective date of the Plan is March 13, 2013, subject to the approval of the Company’s stockholders before the date the compensation is paid. No amount shall be paid to any Participant under the Plan unless such stockholder approval has been obtained. Unless earlier terminated, the Plan shall continue in effect for five years following the date of approval by the Company’s stockholders.

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